                                                                   EXHIBIT 12(a)

               CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES
               -------------------------------------------------

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                12 Months Ended
                                                    -------------------------------------------------------------------------
                                                        December       December      December       December       December
                                                          1999           1998          1997           1996           1995
                                                      ------------   ------------  ------------   ------------   ------------
                                                                               (IN MILLIONS OF DOLLARS)
Income from Continuing Operations
      (Before Extraordinary Charge)                   $     326.4    $     305.9   $     254.1    $     272.3    $     297.4
Taxes on Income, Including Tax Effect for
      BGE Preference Stock Dividends                        182.5          169.3         145.1          148.3          152.0
                                                      ------------   ------------  ------------   ------------   ------------
Adjusted Income                                       $     508.9    $     475.2   $     399.2    $     420.6    $     449.4
                                                      ------------   ------------  ------------   ------------   ------------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness                 $     245.7    $     255.3   $     234.2    $     203.9    $     206.7
      Earnings required for BGE Preference
          Stock Dividends                                    21.0           33.8          45.1           59.4           61.0
      Capitalized Interest                                    2.7            3.6           8.4           15.7           15.0
      Interest Factor in Rentals                              1.8            1.9           1.9            1.5            2.1
                                                      ------------   ------------  ------------   ------------   ------------
      Total Fixed Charges                             $     271.2    $     294.6   $     289.6    $     280.5    $     284.8
                                                      ------------   ------------  ------------   ------------   ------------

Earnings (1)                                          $     777.4    $     766.2   $     680.4    $     685.4    $     719.2
                                                      ============   ============  ============   ============   ============

Ratio of Earnings to Fixed Charges                           2.87           2.60          2.35           2.44           2.52
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(1) Earnings are deemed to consist of income from continuing operations (before extraordinary charge) that includes earnings of Constellation Energy's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes, investment tax credit adjustments, and the tax effect of BGE's preference stock dividends), and fixed charges other than capitalized interest.